Exhibit 99.1

Emmaus Life Sciences Reports 2023 Financial Results

Torrance CA, July 3, 2024 - Emmaus Life Sciences, Inc. (OTCPK: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the year ended December 31, 2023.

Recent Highlights

“We are pleased to report that we were able to increase annual net revenues in 2023 by nearly 61% as compared to 2022 on the strength of growth in sales in the MENA region, as well as in the U.S. As a result of the increased net revenues and the elimination of spending unrelated to Endari sales, we were able to increase income from operations by approximately $10 million to $3.5 million and to reduce our net loss by $6.9 million to $3.7 million,” remarked Willis Lee, Chairman of the Board and Co-president of Emmaus. “We also achieved an important strategic objective in the fourth quarter of the year by disposing of our equity interest in our former Japanese joint venture,” he added.

“The much-improved financial results for 2023 accomplished under our new management were adversely affected by a slowdown in Endari sales in the fourth quarter due to a shortage of finished goods inventory, which also has had a material, adverse impact on sales in Q1 2024 and to date in Q2,” noted George Sekulich, Emmaus’s Co-President and Chief Commercial Officer. “We have now remedied the shortage and begun fulfilling our order backlog, which stood at approximately $4.6 million as of May 24, 2024. We are also working with alternative manufacturers to avoid similar shortages in the future,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the year were $29.6 million, the highest annual revenues to date, compared to $18.4 million in 2022. The increased net revenues were attributable to substantially increased net revenues from sales in the Middle East North Africa (MENA) region, as well as increased U.S. sales compared to 2022.

Operating Expenses. Total operating expenses for the year were $24.7 million compared with $22.4 million in 2022. The increase was due primarily to increases of $1.7 million in general and administrative expenses and, $1.1 million in selling expenses, partially offset by a $0.5 million decrease in research and development expenses.

Income From Operations. Income from operations for the year was $3.5 million compared to a loss from operations of $6.6 million in 2022. The increase resulted from higher net revenues, partially offset by increased general and administrative expenses and selling expenses compared to 2022.

Other Expense. The company incurred other expense of $7.3 million for the year compared to $4.0 million in 2022. The increase was due primarily to an increase of $2.4 million in interest expenses, a decrease of $1.5 million in change in fair value of conversion feature derivative attributable to our notes payable compared to 2022 and a $0.3 million increase in loss on debt extinguishment, partially offset by a $0.9 million reduced foreign exchange loss.

Net Loss. For the year, the company realized net loss of $3.7 million, or $0.07 per share based on approximately 53.1 million weighted average basic common shares, compared a net loss of $10.6 million, or $0.21 per share based on approximately 49.4 million weighted average basic and diluted common shares in 2022. The decrease in net loss was primarily attributable to the increase in income from operations, partially offset by the increase in other expense.

Liquidity and Capital Resources. At December 31, 2023, the company had cash and cash equivalents of $2.5 million, compared with $2.0 million on December 31, 2022.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the trend in sales in the MENA region and in the U.S. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need to restructure or refinance its existing indebtedness and raise additional funds from related-party loans, third-party loans or other financing to meet its current liabilities and fund its business and operations and doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chairman and Co-president

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

(Financial Tables Follow)

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.

[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts)

	Years Ended December 31
	2023	2022
Revenues, Net	$29,597	$18,390
Cost of Goods Sold	1,342	2,588
Gross Profit	28,255	15,802
Operating Expenses	24,715	22,388
Income (Loss) from Operations	3,540	(6,586)
Total Other Expense	(7,332)	(3,979)
Net Loss	(3,733)	(10,625)
Comprehensive Loss	(1,274)	(12,989)
Net Loss per Share	$(0.07)	$(0.21)
Weighted Average Common Shares Outstanding	53,105,388	49,439,867

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$2,547	$2,021
Accounts receivable, net	5,524	375
Inventories, net	1,711	2,379
Prepaid expenses and other current assets	1,727	1,514
Total Current Assets	11,509	6,289
Property and Equipment, net	59	75
Equity method investment	-	18,828
Right of use assets	2,337	2,799
Investment in convertible bond	20,978	19,971
Other Assets	296	263
Total Assets	$35,179	$48,225

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$17,725	$13,549
Conversion feature derivative, notes payable	451	3,248
Notes payable, current portion	8,215	6,814
Convertible notes payable, net of discount	16,383	14,655
Other current liabilities	18,733	16,057
Total Current Liabilities	61,507	54,323
Notes payable, less current portion	-	380
Other long-term liabilities	21,428	27,613
Total Liabilities	82,935	82,316
Stockholders’ Deficit	(47,756)	(34,091)
Total Liabilities & Stockholders’ Deficit	$35,179	$48,225

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